424(b)(3)
                                                                      333-150348

AXA Equitable Life Insurance Company

SUPPLEMENT DATED AUGUST 22, 2008 TO THE CURRENT PROSPECTUS FOR EQUI-VEST(R) EMPLOYER SPONSORED RETIREMENT PROGRAMS

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This Supplement modifies certain information in the above-referenced prospectus, supplements to prospectus and statement of additional information, (together the "Prospectus"). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center referenced in your Prospectus.

The following information is added to the state table in "Appendix IV: State contract availability and/or variations of certain features and benefits" of the Prospectus.

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State    Features and benefits          Contract type/Series/Effective Date     Availability or variation
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
Utah     See "Withdrawal charge"        The change applies to SIMPLE IRA        The amount of the withdrawal charge we deduct is
         in "Fees and charges"          contract series 400 issued on or        equal to 6% of contributions withdrawn that exceed
         under "EQUI-VEST(SM)           after November 27, 2006.                the 10% free withdrawal amount, that were made in
         employer-sponsored                                                     the current and four prior contracts years and 5% of
         retirement programs at a       This change applies to SEP and          contributions withdrawn that were made in the
         glance -- key features;"       SARSEP contract series 300 issued       contract year immediately preceding the four prior
         and "Withdrawal charge         on or after August 25, 2008.            contract years.
         for series 300 and 400
         contracts" under "Charges
         and expenses"
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






               EQUI-VEST(R) is a registered service mark of AXA Equitable Life Insurance Company (AXA Equitable).
   Co-distributed by affiliates AXA Advisors, LLC and AXA Distributors, LLC,
               1290 Avenue of the Americas, New York, NY 10104.
                      Copyright 2008. All rights reserved.

                      AXA Equitable Life Insurance Company
                          1290 Avenue of the Americas
                              New York, NY 10104
                                  212-554-1234

888-525 (8/08)                                                     140607 (8/08)
EV-Inst-300/NB                                                            x02194